Exhibit 10.10

EXECUTIVE SEPARATION AGREEMENT AND RELEASE
This Executive Separation Agreement and Release (“Agreement”) is made and entered into by and between Ken Calwell (“Executive”) on the one hand, Papa Murphy’s Holdings, Inc. (together with its affiliates or successors, the “Company”) on the other, hereinafter collectively referred to as the “Parties.”
RECITALS
A.    WHEREAS, on or about May 25, 2011, the Company’s predecessor and Executive entered into an Executive Employment Agreement and Non-competition Agreement, pursuant to which the Company engaged Executive in the capacity of Chief Executive Officer of the Company, and thereafter amended said Executive Employment Agreement and Non-competition Agreement on March 21, 2014, and the Parties thereafter amended the Executive Employment Agreement and Non-competition Agreement on July 27, 2016 (the “Employment Agreement”);
B.    WHEREAS, Executive tendered his notice of resignation from his employment with the Company on December 29, 2016;
C.    WHEREAS, the Parties mutually desire to settle and compromise any and all claims and differences between them, including, but not limited to, those arising from Executive’s employment with and resignation from the Company;
D.    WHEREAS, in view of the Executive’s impending resignation from the Company, Executive desires to immediately resign from the offices, positions, and Board membership that the Executive currently holds with the Company;
E.    WHEREAS, the Company has advised Executive of his right to consult an attorney prior to signing this Agreement. Executive has consulted an attorney of Executive’s choice or voluntarily waived his right to do so, and understands that he is waiving all potential claims against the Company; and
E.    WHEREAS, the Parties wish to end the employment relationship amicably and to enter into certain covenants below, to provide assurances and peace of mind to each party; and
NOW, THEREFORE, in consideration of the Recitals and the mutual promises, covenants, and agreements set forth herein, the receipt and sufficiency of which are hereby acknowledged, the Parties covenant and agree as follows:
1. TERMINATION OF EMPLOYMENT
1.1    Termination of the Employment Agreement. The Employment Agreement and Executive’s employment with the Company will terminate by Executive’s voluntary resignation effective February 27, 2017, (the “Separation Date”) at 11:59 p.m. Pacific Standard Time. Executive acknowledges and agrees that this voluntary resignation shall be automatically effective as of such date and time without any further action of the Parties.

Pursuant to the provisions of paragraph 4.2 of the Employment Agreement, Executive must give the Company at least 60 days’ prior written notice of his resignation. Executive has provided the Company with written notice of his resignation on December 29, 2016 (“Resignation Notice Date”). Executive agrees that he has resigned as a Director and Officer of the Company and from all other positions he holds with the Company effective as of the Resignation Notice Date.
1.2.    Interim Employment of Executive. The Parties agree that Executive’s day-to-day responsibilities as Chief Executive Officer with the Company will cease effective as 11:59 p.m. Pacific Standard Time on the Resignation Notice Date. Subject to Executive’s compliance with the terms of this Agreement, the Company will continue to employ Executive through the close of business on February 27, 2017 (the “Interim Period of Employment”). Pursuant to the terms of paragraph 4.2 of the Employment Agreement, the Company has excused Executive from any and all duties during the Interim Period of Employment. Executive acknowledges and agrees that the Company may terminate his employment at any time during the Interim Period of Employment if he materially fails to comply with the terms of this Agreement.
1.3.    Effect of this Agreement. This Agreement shall fully supersede any inconsistent provisions of the Employment Agreement which were intended, or may be construed, to survive the Employment Agreement’s termination. In the event that any terms of this Agreement conflict with or contradict any terms of the Employment Agreement, the terms of this Agreement shall govern and be controlling.
2. COMPENSATION
2.1    Wages and Benefits. Whether Executive signs this Agreement or not, the Company will pay Executive all wages due him for services through the Separation Date.
2.2.    Separation Compensation.
a.    Subject to Executive’s compliance with all the terms and conditions of this Agreement, for services rendered by Executive during the Interim Period of Employment, the Company will continue to pay Executive’s base salary (determined as of December 1, 2016), less standard deductions and withholdings required by law or directed by Executive, and maintain Executive’s health care allowance, subject to the terms and conditions of the applicable benefit plans or programs. Executive will be paid on the regular payroll dates of the Company, provided that no such payment will be made before the expiration of the Revocation Period described in paragraph 7.2 of this Agreement.
b.    The Executive’s base salary (determined as of December 1, 2016), less standard deductions and withholdings required by law, shall continue for a period of 16 months following the Separation Date (the “Benefit Period”), payable in such installments and at such times as the Company pays its regularly salaried executives and shall be subject to all necessary withholding taxes, FICA contributions, and similar deductions in accordance with the Company’s customary payroll procedures.
2.3.    COBRA. The Company further agrees that subject to Executive’s compliance with his obligations under this Agreement, if Executive properly elects COBRA coverage after the Separation

Date, upon Executive delivering written evidence to Company of the payment of any COBRA premiums Executive is required to pay in order to continue medical coverage through December 31, 2017, the Company will promptly reimburse Executive for the employer’s share of such payments (“COBRA Reimbursement”). Company’s obligation to reimburse Executive for the employer’s share of the COBRA premium payments shall not start until after the 8th day following the Revocation Period referenced in paragraph 7.2 of this Agreement; and the Company’s obligation to reimburse Executive for the employer’s share of COBRA premium payments will cease if Executive becomes eligible for medical coverage with a new employer prior to December 31, 2017. Executive acknowledges that he will be solely responsible for remitting all COBRA payments in accordance with the terms of Company’s applicable group health plan and related notices, and will be solely responsible for the cost of any COBRA coverage at the standard COBRA rate if he elects such coverage.
2.4    Equity Compensation. Effective on the Effective Date of this Agreement, all outstanding stock options held by Executive (which represent the right to purchase a total of 372,965 shares) shall immediately terminate and be forfeited by Executive and the Company will waive its repurchase right with respect to all outstanding restricted stock awards held by Executive with performance-based vesting (representing a total of 82,976 shares), and all such outstanding restricted stock awards will be vested in full on the Effective Date. Additionally, the Company acknowledges that an aggregate of an additional 173,642 shares of Company common stock held by Executive are not subject to any Company rights of repurchase, forfeiture or other Company restrictions, equaling a total of 256,618 of shares held by Executive without restriction.
2.5    Legal Consideration. Executive agrees that the Separation Compensation is sufficient legal consideration for his promises and covenants set forth in the Agreement. Executive further acknowledges and agrees that the Separation Compensation is not required by the policies and procedures of the Company, by the Employment Agreement or by any other contractual obligation, but rather is offered solely as consideration for Executive’s promises and covenants made pursuant to this Agreement. Executive further agrees that he is not entitled to any other compensation not expressly provided for herein.
3. GENERAL RELEASE AND WAIVER OF CLAIMS BY EXECUTIVE
3.1    In consideration of the mutual agreements and covenants set forth in the Agreement, including those set forth in Section 2 above, Executive, on behalf of himself, his marital community, heirs, executors, administrators, successors and assigns, agrees to the following:
a.    Executive expressly waives any claims against the Company and releases the Company and its predecessors, successors, parents, subsidiaries, and related or affiliated entities (including, without limitation, their present, former, and future officers, directors, stockholders, managers, agents, employees, attorneys, and representatives) (the “Released Parties”) from any claims that Executive may have in any way connected with Executive’s employment with the Company and the termination thereof, whether or not such claims are presently known or unknown to Executive. It is understood that the release includes, but is not limited to, any claims for damages of any kind whatsoever, including any claims for employment benefits, arising out of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, any theory of unlawful discharge or other tort theory, any legal restriction on the Company’s right to terminate

Executives, or any federal, state or other governmental statute or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Executive Retirement Income Security Act of 1974, the Washington Law Against Discrimination (“WLAD”), any other state laws concerning discrimination or harassment, or any other legal limitation on the employment relationship to the maximum extent such claims are allowed by law to be released. The waiver and release shall not waive or release claims where the events in dispute first arise after execution of the Agreement, nor shall it preclude Executive or the Company from filing a lawsuit for the exclusive purpose of enforcing the Agreement.
b.    Executive represents and warrants that he has not filed any lawsuits, complaints, or charges against the Released Parties with any governmental agency or any court.
c.    Executive understands that nothing in this Agreement is intended to interfere with or deter Executive’s right to challenge the waiver of an ADEA claim or state law age discrimination claim or the filing of an ADEA charge or ADEA complaint or state law age discrimination complaint or charge with the EEOC or any state discrimination agency or commission or to participate in any investigation or proceeding conducted by those agencies. Further, Executive understands that nothing in this Agreement would require Executive to tender back the money received under this Agreement if Executive seeks to challenge the validity of the ADEA or state law age discrimination waiver, nor does the Executive agree to ratify any ADEA or state law age discrimination waiver that fails to comply with the Older Workers’ Benefit Protection Act by retaining the money received under the Agreement. Further, nothing in this Agreement is intended to require the payment of damages, attorneys’ fees or costs to the Company should Executive challenge the waiver of an ADEA or state law age discrimination claim or file an ADEA or state law age discrimination suit except as authorized by federal or state law.
d.    This release excludes any claim which cannot be released by private agreement, such as workers’ compensation claims, claims after the Effective Date of this Agreement (as defined below), and the right to file administrative charges with certain government agencies. Nothing in this Agreement shall be construed to prohibit Executive from filing a charge with or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission, National Labor Relations Board, or a comparable state or local agency. Notwithstanding this or the immediately preceding paragraph, Executive agrees to waive any right to recover monetary damages in any charge, complaint, or lawsuit against the Company filed by Executive or by anyone else on Executive’s behalf with respect to any Released Claim.
3.2    This general release covers both claims that Executive knows about and those that Executive may not know about, except that it does not waive any rights or claims, including claims under the ADEA that may arise after the Effective Date of this Agreement. Executive further represents and warrants that: (i) Executive has been fully and properly paid for all hours worked, (ii) Executive has received all leave to which Executive is entitled in accordance with applicable law; and (iii) Executive has not suffered any on the job injury for which Executive has not already filed a claim. Executive further acknowledges, agrees and hereby stipulates that: (i) during Executive’s employment with the Company, Executive was allowed to take all leave and afforded all other rights to which Executive was entitled under the Family and Medical Leave Act (“FMLA”); and (ii) the Company has not in any way interfered with, restrained or denied the exercise of (or attempt to exercise) any FMLA rights, nor terminated or otherwise discriminated against Executive for exercising (or attempting to exercise) any such rights.
4. RETURN OF COMPANY PROPERTY
4.    On or before December 31, 2016 Executive shall turn over to the Company all property of the Company, including without limitation all files, memoranda, keys, manuals, equipment, data, records, and other documents, including electronically recorded documents and data that Executive received from the Company or its directors or employees or that Executive generated in the course of his employment with the Company. No later than his last day in the offices of the Company Executive shall also provide the Company with access to all Company-related computer files and any and all passwords needed to access those files.
5. RESTRICTIVE COVENANTS
5.1.     Non-Competition, Non-Solicitation, Confidentiality, and Proprietary Rights
a.    Executive acknowledges and agrees that during his employment with the Company he acquired considerable Confidential Information about the Company. Executive acknowledges and agrees that the term “Confidential Information” shall mean information belonging to the Company which is of value to the Company or with respect to which Company has right in the course of conducting its business and the disclosure of which could result in a competitive or other disadvantage to the Company. Confidential Information includes information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including, by way of example and without limitation, trade secrets, ideas, concepts, designs, configurations, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts processes, techniques, formulas, software, improvements, inventions, data, know-how, discoveries, copyrightable materials, marketing plans and strategies, sales and financial reports and forecasts, customer lists, studies, reports, records, books, contracts, instruments, surveys, computer disks, diskettes, tapes, computer programs and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by the management of the Company. Confidential Information includes information developed by Executive in the course of Executive’s employment by the Company, as well as other information to which Executive may have access in connection with Executive’s employment. Confidential Information also includes the confidential information of others with which the Company has a business relationship. Notwithstanding the foregoing, Confidential Information does not include information in the public domain, unless due to breach of Executive’s duties under Section 7.2 of the Employment Agreement.
b.    Executive hereby reaffirms and agrees to the terms of the Non-Competition, Non-Solicitation, Confidentiality, and Proprietary Rights provisions of the Employment Agreement, specifically including, but not limited to, the provisions regarding nondisclosure of the Company’s trade secrets and confidential and proprietary information, non-solicitation, and noncompetition, as set forth in Exhibit A to this Agreement; provided, however, Executive hereby agrees that the Noncompetition Period (as defined in the Employment Agreement) shall be extended and shall end on the date that is eighteen months following the date of the termination of Executive’s employment with the Company. Executive covenants and agrees that both prior to and after the Separation Date he will continue to be bound by the terms of the Non-Competition, Non-Solicitation, Confidentiality, and Proprietary Rights provisions of the Employment Agreement, restated and incorporated herein by reference, provided that the Noncompetition Period shall be extended and shall end on the date that is eighteen months following the date of the termination of Executive’s employment with the Company.
c.    Notwithstanding anything to the contrary, this Section does not prohibit the disclosure of trade secret information within the limitations permitted by the Defend Trade Secrets Act, and Executive is hereby notified that no individual will be held criminally or civilly liable for the disclosure of a trade secret (as defined in the Act) that is: (a) made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and made solely for the purpose of reporting or investigating a suspected violation of law; (b) made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; or (c) disclosed to the individual’s attorney or used in a court proceeding (as permitted by court order) in connection with a lawsuit for retaliation by an employer for reporting a suspected violation of the law.
d.    Nothing in this Section or Agreement shall be construed to prohibit Executive from filing a charge with or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission, National Labor Relations Board, or a comparable state or local agency. Furthermore, this Section does not apply to the Executive filing a charge with or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission, National Labor Relations Board, or a comparable state or local agency.
5.2.    Non-Disparagement. Executive agrees to refrain from any disparagement, defamation, libel, slander or making of any other negative statement regarding the Company, its prospects, products or services (together, the “Company Business”), its officers, employees, directors, shareholders, consultants, advisors, agents or representatives (the “Company People”), or its business reputation, or tortious interference with the contracts and relationships of the Company. Executive further agrees that he will not otherwise intentionally engage in conduct that is not in good faith and that is intended to disrupt, damage, impair or interfere with the Company Business, the Company People, and the Company’s reputation and relationships. To the extent that Executive becomes aware of any person or entity that, based in part on information or interaction with Executive, develops a disparaging impression of the Company Business or Company People, Executive will promptly so notify the Company and provide detail around the circumstances in which such situation arose. Jean Birch, Benjamin Hochberg, Yoo Jin Kim, John Shafer, L. David Mounts, Rob Weisberg, Jeffrey Welch, Mark Hutchens, Victoria Blackwell, Dan Harmon, Jayson Tipp and Brandon Solano each agrees to refrain from any disparagement, defamation, libel, slander or making of any other negative statement regarding Executive.
5.3.    Remedies. It is specifically understood and agreed that any breach of the provisions of Section 5 of this Agreement is likely to result in irreparable injury to the Company and that the remedy at law alone will be an inadequate remedy for such breach, and that in addition to any other remedy it may have, the Company shall be entitled (a) to enforce the specific performance of this Agreement by Executive and to seek both temporary and permanent injunctive relief (to the extent permitted by law) without bond and without liability should such relief be denied, modified or violated and (b) to cease making any payments or providing any benefit otherwise required by this

Agreement, including, without limitation, any Separation Compensation required under Section 2 of this Agreement, in each case in addition to any other remedy to which the Company may be entitled at law or in equity.
6. NOTICES
All notices hereunder, to be effective, shall be in writing and shall be deemed effective when delivered by hand or mailed by (a) certified mail, postage and fees prepaid, or (b) nationally recognized overnight express mail service, as follows:
If to the Company:

Papa Murphy’s Holdings, Inc.
8000 N.E. Parkway Drive, Suite 350
Vancouver, WA 98662
Attn: Victoria Blackwell

If to the Executive:

Ken Calwell
2222 SE 12th Avenue
Camas, WA 98607

or to such other address as a party may notify the other pursuant to a notice given in accordance with this Section 6.
7. GENERAL PROVISIONS
7.1.    No Admissions. The Agreement should not be construed as an admission or a statement of any party hereto that such party has acted wrongfully or unlawfully. Each party expressly denies any wrongful or unlawful action.
7.2.    Opportunity to Review and Revocation Period. Executive hereby warrants and represents that (a) he has carefully read this Separation Agreement and General Release, and finds that it is written in a manner that he understands; (b) Executive knows the contents hereof; (c) Executive has been advised to consult and has discussed the Separation Agreement and its effects with his personal attorney or has knowingly and voluntarily waived the right to do so; (d) Executive understands that he is giving up all claims, damages, and disputes that have arisen before the date of this Separation Agreement and General Release, except as provided herein; (e) Executive has had the opportunity to review and analyze this Separation Agreement and General Release for twenty-one (21) days (the “Review Period”), but agrees that if he signs this Agreement before expiration of the Review Period, he knowingly and voluntarily agrees to waive the remainder of the Review Period; (f) Executive has seven (7) days to revoke this Agreement by notifying Victoria Blackwell via written communication at the address below before midnight on the seventh day after you sign this Separation Agreement (the “Revocation Period”); (g) Executive did not rely upon any representation or statement concerning the subject matter of this Separation Agreement, except as expressly stated in the

Separation Agreement; (h) Executive understands the Separation Agreement’s final and binding effect; and (i) Executive has signed the Separation Agreement as his free and voluntary act.
7.3.    Entire Agreement; Amendment. This Agreement constitutes the entire Agreement between the parties hereto with regard to the subject matter hereof, superseding all prior understandings and agreements, with the exception of Non-Competition, Non-Solicitation, Confidentiality, and Proprietary Rights provisions of the Employment Agreement, whether written or oral. This Agreement may not be amended or revised except by a writing signed by the parties.
7.4.    Section 409A. The parties intend that this Agreement and the payments and benefits provided hereunder be exempt from the requirements of Section 409A of the Code to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treas. Reg. Section 1.409A-1(b)(4), the involuntary separation pay plan exception described in Treas. Reg. Section 1.409A-1(b)(9)(iii), or otherwise. To the extent Section 409A of the Code is applicable to this Agreement, the parties intend that this Agreement and any payments and benefits thereunder comply with the deferral, payout and other limitations and restrictions imposed under Section 409A of the Code. Notwithstanding anything herein to the contrary, this Agreement shall be interpreted, operated and administered in a manner consistent with such intentions; provided, however that in no event shall the Company (or any of its affiliates or successors) be liable for any additional tax, interest or penalty that may be imposed on Executive pursuant to Section 409A of the Code or for any damages incurred by Executive as a result of this Agreement (or the payments or benefits hereunder) failing to comply with, or be exempt from, Section 409A of the Code. Without limiting the generality of the foregoing and notwithstanding any other provision of this Agreement to the contrary:
(a)If any payment, compensation or other benefit provided to Executive in connection with his employment termination is determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and Executive is a specified employee as defined in Section 409A(a)(2)(B)(i) of the Code, then no portion of such “nonqualified deferred compensation” shall be paid before the day that is 6 months plus one (1) day after the date of termination (the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to Executive during the period between the date of termination and the New Payment Date shall be paid to Executive in a lump sum on such New Payment Date. Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement. Notwithstanding the foregoing, to the extent that the foregoing applies to the provision of any ongoing welfare benefits to Executive that would not be required to be delayed if the premiums therefor were paid by Executive, Executive shall pay the full cost of premiums for such welfare benefits during the six-month period and the Company shall pay Executive an amount equal to the amount of such premiums paid by Executive during such six-month period promptly after its conclusion. The parties hereto acknowledge and agree that the interpretation of Section 409A of the Code and its application to the terms of this Agreement is uncertain and may be subject to change as additional guidance and interpretations become available. Anything to the contrary herein notwithstanding, all benefits or payments provided by the Company to Executive that would be deemed to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code are intended to comply with Section 409A of the Code. If, however, any such benefit or payment is deemed to not comply with Section 409A of the Code, the Company and Executive agree to renegotiate in good faith any such benefit or payment (including, without limitation, as to the timing of any severance payments payable hereof) so that either (i) Section 409A of the Code will not apply or (ii) compliance with Section 409A of the Code will be achieved; provided, that, neither the Company nor its employees or representatives shall have liability to Executive with respect hereto.
(b)Notwithstanding anything to the contrary contained in this Agreement, all reimbursements for costs and expenses under this Agreement shall be paid in no event later than the end of the taxable year following the taxable year in which Executive incurs such expense. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A of the Code, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursements or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year.
(c)If under this Agreement, an amount is paid in two or more installments, for purposes of Section 409A of the Code, each installment shall be treated as a separate payment.
(d)A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A of the Code upon or following a termination of employment unless such termination is also a “separation from service” as defined in Section 1.409A-1(h) of the Department of Treasury final regulations, including the default presumptions, and for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “terminate,” “termination of employment” or like terms shall mean separation from service.
7.5    Governing Law. This Agreement shall be construed under and enforced in accordance with the laws of the State of Delaware, without regard to the conflicts of law provisions thereof.
7.6.    Arbitration of Disputes. Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of the termination of Executive’s employment (including, without limitation, any claims of unlawful employment discrimination whether based on age or otherwise) shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association (“AAA”) in Vancouver, Washington in accordance with the Employment Dispute Resolution Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators. In the event that any person or entity other than Executive or the Company may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity’s agreement. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This Section 7.6 shall be specifically enforceable. Notwithstanding the foregoing, this Section 7.6 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 7.6.
7.7.    Cooperation; Indemnification of Executive by Company. In return for the amounts paid hereunder, Executive agrees to cooperate in defense of the Company in any legal action or claim in which Executive is named as a witness. Cooperation shall include, upon request by the Company, participating in and testifying at depositions, trials, mediations, arbitrations, or other hearings; providing information in written format such as declaration or affidavit; making himself available to the Company and its attorneys for interview or other consultation; and providing general assistance to the Company and its attorneys. Executive acknowledges that this is a material term of this Separation Agreement, and that breach of this term would cause damage to the Company. Lack of compliance shall be shown by failure, after notice in writing, to abide by the Company’s request.
In exchange for Executive’s agreement to cooperate and assist in the defense of the Company in any legal action, the Company agrees to be responsible and reimburse Executive for reasonable expenses or costs associated with his participation and cooperation in such possible legal actions, including any and all travel, airfare and transportation, lodging, and meals within thirty (30) days after submission of receipts by Executive. The Company similarly agrees to compensate Executive a daily rate for any partial or entire days spent in assisting the Company with the defense against any legal actions, but only for any such assistance provided after expiration of the Benefit Period, with such daily rate to be $500. The Parties agree that (i) the full daily rate shall be payable for an entire day of assistance by Executive, which shall be defined as at least eight (8) hours in a calendar day, (ii) half the daily rate shall be payable for more than four (4) hours of assistance but less than eight hours in a calendar rate, and (iii) that no payment shall be made for assistance that is less than four hours in a calendar day. Executive shall submit records of hours spent in assisting the Company within thirty (30) days.
This release will not affect any vested rights that Executive may have under health insurance plans or under any 401(k) plan maintained by Papa Murphy’s or for workers’ compensation or unemployment compensation benefits or any claims that may arise after the date Executive signs this Separation Agreement. Should Executive choose to file for unemployment, Executive agrees to inform the Employment Department that Executive resigned in lieu of termination. Papa Murphy’s will not contest Executive’s unemployment claim.
7.8.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and shall have the same effect as if the signatures hereto and thereto were on the same instrument.
7.9.    The “Effective Date” of this Agreement is the date that is eight (8) days following the date on which Executive signs this Agreement, so long as Executive has not revoked acceptance of this Agreement before such date.
7.10.    By executing this Agreement, Executive also acknowledges that Executive: (a) is not relying upon any statements, understandings, representations, expectations, or agreements other than those expressly set forth in this Agreement; (b) has made Executive’s own investigation of the facts and is relying solely upon Executive’s own knowledge and the advice of Executive’s own legal counsel; and (c) knowingly waives any claim that this Agreement was induced by any misrepresentation or nondisclosure and any right to rescind or avoid this Agreement based upon presently existing facts, known or unknown. The Parties stipulate that each Party is relying upon these representations and warranties in entering into this Agreement. These representations and warranties shall survive the execution of this Agreement.

7.11.    All terms and provisions of this Agreement, and the drafting of this Agreement, have been negotiated by the Parties at arm’s length and to mutual agreement, with consideration by and participation of each, and no party shall be deemed the scrivener of this Agreement.
7.12.    Construction. Section 3 of the Agreement is integral to its purpose and may not be severed from it. Should any other provision of the Agreement be deemed invalid or unenforceable, that provision shall be narrowed to the extent required to make it lawful and enforceable, and the remaining provisions shall not be affected but instead remain valid and enforceable to the maximum extent consistent with current law.
7.13.    Knowing and Voluntary Agreement. Executive understands this Agreement is a release of claims against Releasees arising before or on the Effective Date of this Agreement. Executive understands that Executive is not waiving claims that the law does not permit Executive to waive, nor is Executive waiving any claims arising after the Effective Date of this Agreement, including, but not limited to, claims for enforcement of this Agreement.
If Executive wishes to enter into this Separation Agreement and General Release, he must sign the enclosed copy where indicated and return it to Victoria Blackwell, 8000 NE Parkway Drive, Suite 350, Vancouver, Washington 98662. To be effective, the signed Separation Agreement must be deposited by U.S. mail and postmarked no later than January 19, 2017, however, Executive is free to sign the Agreement earlier if he so chooses.
Notwithstanding any other provision in this Agreement, if Executive does not sign and deliver this Agreement to Victoria Blackwell on or before 21 days following Executive’s receipt of this Agreement, then this Agreement will be null and void, and Executive will not be entitled to the Lump Sum Payment, or any other consideration described in this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates indicated below.
“COMPANY”                    PAPA MURPHY’S HOLDINGS, INC.
Name:      /s/ Mark Hutchens

Title:     CFO
Dated:     January 2, 2017

“EXECUTIVE”
/s/ Ken Calwell
Ken Calwell
Dated:     January 1, 2017

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